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                                                                   Exhibit 10.42
[LETTERHEAD OF INVENTA]


                                                                   June 15, 2000
ZOOM Marketing Corporation
655 High Street
Palo Alto, CA 94301

ATTN: Nick Copping, CEO


RE: Stock Option Agreement

Dear Nick,

This letter follows your telephone contact with Ashok Santhanam on May 22, 2000 and will confirm our mutual understanding of the stock option arrangement included in Section 3.1 of the Services Agreement dated as of October 31, 1999 between Inventa Corporation and ZOOM Marketing Corporation (the "Services Agreement").

First you should know that Inventa Corporation has reincorporated in Delaware as Inventa Technologies, Inc. Inventa Technologies, Inc., a Delaware corporation, is the direct successor in interest by merger and assignment and assumption to Inventa Corporation, so all future transactions will be in the name of Inventa Technologies.

To clarify and supercede the stock option arrangement included in Section 3.1 of the Services Agreement, we mutually agree that Inventa has granted ZOOM an option to purchase up to 4000 shares of Inventa stock at the rate of $5 per share ($20,000 in total price if all options vest and are exercised). These option rights shall vest over a two-year period at the rate of 1/24/th/ of 4000 (166.666666666667) shares per month on the last day of each calendar month beginning with November 1999 during which the Services Agreement remains in effect. Any rights not vested prior to the termination of the Services Agreement shall expire on the termination date of the Services Agreement.. Any vested rights must be exercised within ninety (90) days after the termination date of the Services Agreement and any such vested rights not fully exercised within ninety (90) days after the termination date of the Services Agreement shall expire at midnight (PST) on the ninetieth day after the termination date of the Services Agreement.

Please acknowledge your agreement by signing and returning a copy of this letter agreement to me.
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[LETTERHEAD OF INVENTA]


Sincerely,


for Inventa Technologies, Inc.

/s/ Nick Copping

Acknowledged and Agreed for Zoom Marketing

-------------------------------------------------
Nick Copping,   CEO


cc:  Ashok Santhanam